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SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

This Software License and Maintenance Agreement ("Agreement") is made and entered into as of the 16th day of May, 2001 by and between Gentle Dental Service Corporation, a Washington corporation, with offices at 222 North Sepulveda Blvd., Suite 740, El Segundo, CA 90245 ("GDSC") and MON Acquisition Corp., a Florida corporation, with offices at One South School Avenue, Suite 1000, Sarasota, FL 34337 ("MON").

1.  License Grant, Restrictions and Payment.

1.1  Subject to the provisions of this Agreement, GDSC grants to MON a worldwide, nonexclusive, nonsublicensable (except as expressly permitted by this Agreement), nontransferable (except as expressly permitted by this Agreement) right and license to use GDSC's proprietary computer software programs described on Exhibit A attached hereto (collectively the "Software"), media containing the Software, and the Documentation (as such term is defined below) on one computer server owned, controlled or operated by or for the benefit of MON at one location specified on Exhibit A (the "Installation Site"), provided that such Installation Site meets the computer hardware and software requirements specified on Exhibit A (the "Computer Hardware and Software Requirements") and the telecommunications requirements specified on Exhibit A (the "Telecommunications Requirements"), for an unlimited number of users at the MON facilities specified on Exhibit A (each a "User Site"), commencing upon the consummation of the Closing pursuant to that certain Purchase Agreement, dated April 17, 2001, among InterDent, Inc., GDSC, DentalCo Management Services of Maryland, Inc. and MON (the "Purchase Agreement") (the date of such Closing is referred to herein as the "Effective Date") and continuing thereafter for a period of five (5) years ("Initial License Term") unless terminated earlier in accordance with this Agreement.

  1.1.1  MON shall have the right to make back-up or archival copies of the Software as is reasonably necessary for MON's security and testing purposes, but may not make any other copies (in whole or in part) except as explicitly provided in this Agreement, and such copies shall be stored at the Installation Site or other secure location. The foregoing right shall not be construed to permit MON to enable Installation Sites and/or User Sites in excess of the number permitted in Section 1.1, or to permit MON to create derivative works of the Software. Every such copy shall include the same copyright, trademark, restricted rights and other proprietary notices as are included by GDSC on the media containing the authorized copy(ies) of the Software originally provided by GDSC.

  1.1.2  MON may transfer the license to use the Software from one Installation Site to another location and/or from one User Site to another without payment of any additional license fee, so long as the use remains consistent with the scope of the license for the Software as specified in this Section 1 (each of which shall then be considered the Installation Site or a User Site, as the case may be); provided that MON shall not transfer the license to use the Software to any Installation Site located outside of the United States without the prior written consent of GDSC; and provided further that MON's and GDSC's obligations under Sections 2 and 3 hereunder shall only arise upon MON's transfer of the license to use the Software from the Initial Installation Site (as defined in Exhibit A) to a new Installation Site. The license granted hereunder includes the right to access and use Software in connection with any associated or interconnected networks (excluding the Internet), peripherals, equipment or devices as specified in the Documentation.

  1.1.3  The license granted hereunder shall include the right of other parties, including but not limited to MON's employees, agents, consultants and representatives to use the Software through the User Sites and/or at the Installation Site; provided however, that such use is controlled, operated and/or conducted by MON. Notwithstanding the foregoing, in the event MON enters into a facilities management, outsourcing or other comparable type agreement, wherein all or any part of certain computer hardware, software, network, or other information technology services are to be performed by one or more third parties (the "Sourcing Vendor") on behalf of MON, MON may sublicense its license under this Agreement to such Sourcing Vendor, provided that the Sourcing Vendor, MON and Licensor execute a supplemental agreement specifying the Sourcing

  Vendor's commitment to be bound by this License Agreement, including without limitation the non-disclosure, confidentiality, use and other restrictions contained in this Agreement. The supplemental agreement is not intended to, and will not, modify or revise the terms and conditions contained in this Agreement, including the provisions relating to maintenance and fees, and confidentiality, non-disclosure, use and other restrictions.

  1.1.4  MON may sublicense its license under this Agreement to MON's Affiliates (collectively referred to as "MON Affiliates"), provided that each such MON Affiliate, MON and Licensor execute a supplemental agreement specifying the MON Affiliate's commitment to be bound by this License Agreement, including without limitation the non-disclosure, confidentiality, use and other restrictions contained in this Agreement. The supplemental agreement is not intended to, and will not, modify or revise the terms and conditions contained in this Agreement, including the provisions relating to fees, confidentiality, non-disclosure, use and other restrictions. For purposes of this Agreement, "Affiliate" means with respect to any person or entity (the "Relevant Person"), any other person or entity which either (a) directly or indirectly owns or controls the Relevant Person, or (b) is directly or indirectly owned or controlled by the Relevant Person, or (c) is under direct or indirect common control with the Relevant Person. The term "control" (and its corollaries) includes, without limitation, ownership of equity or other interests representing a majority of total voting power in an entity, or ownership of equity or other interests sufficient to direct the management and/or operations of an entity.

1.2  Except as expressly authorized in this Agreement, MON will not, directly or indirectly (including causing or permitting any of the following to occur) (a) copy or modify the Software or Documentation; (b) reverse engineer, reprogram, decompile, translate or disassemble or otherwise attempt to derive the source code of the Software; or (c) distribute, disclose, rent, lease or transfer the Software to any third party.

1.3  All rights and licenses granted under or pursuant to this Agreement by GDSC to MON are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses to rights to "intellectual property" as defined under the Code. The parties agree that MON, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against GDSC under the Code, MON shall be entitled to retain all of its rights under this Agreement.

1.4  In consideration for the rights and licenses granted hereunder during the Initial License Term, MON shall pay GDSC a one-time license fee of two million dollars ($2,000,000.00) (the "License Fee") in accordance with the following payment schedule: (a) five hundred thousand dollars ($500,000.00) due upon the Effective Date; (b) seven hundred and fifty thousand dollars ($750,000.00) due on or before September 15, 2001; and (c) seven hundred and fifty thousand dollars ($750,000.00) due on or before March 15, 2002.

1.5  MON shall have the option to continue the license of the Software for an additional term of ten (10) years (the "Renewal License Term") (the Initial License Term and the Renewal License Term shall be collectively referred to herein as the "License Term"). MON shall notify GDSC in writing at least sixty (60) days prior to the expiration of the Initial License Term if it opts to continue to license the Software during the Renewal License Term. The license fee applicable to continuation of the Software license during the Renewal License Term shall be mutually agreed upon in good faith by the parties at least thirty (30) days prior to the expiration of the Initial License Term (such date thirty (30) days prior to the expiration of the Initial License Term shall be referred to herein as the "Deadline"), using as a benchmark the average price for the dental practice management software and systems then existing in the commercial marketplace, which are substantially comparable in utility and capacity to the Software hereunder, with the three (3) highest subscriber bases at that time. In the event the parties are unable to mutually agree on renewal license fees for the Renewal License Term prior to the Deadline, then the parties shall select a neutral third party knowledgeable in the industry related to the Software ("NTP"), which party shall be selected by mutual agreement of the parties within ten (10) days of the Deadline.

In the event the parties are unable to agree upon an NTP, each party shall select one NTP, the two NTPs so selected shall select a third NTP, and the three NTPs shall, by at least a majority vote, determine and communicate their decision in writing to both parties hereto as to an appropriate renewal license fee applicable to the Renewal License Term involved using the benchmark specified herein. The costs and expenses of the aforementioned process shall be borne equally by the parties. The communication of the NTPs' decision shall be binding upon both parties for purposes of establishing such renewal license fee applicable to the Renewal License Term, but shall not be construed as obligating MON to agree to the Renewal License Term if MON determines it is not in its best interests to do so; provided, however, that should MON determine not to agree to the Renewal License Term, MON shall reimburse GDSC for those costs and expenses it incurred in connection with the process to determine the renewal license fee.

2.  Delivery, Installation and Acceptance.

2.1  GDSC shall deliver the Software to MON at the Installation Site on or before the scheduled delivery date specified on Exhibit A (the "Scheduled Delivery Date"). GDSC agrees to pay reasonable and customary shipping, handling and in-transit insurance charges (limited to the amount of the replacement cost of the media) from GDSC's facilities to the Installation Site; provided, however, that delivery shall not be deemed complete until the Software is actually delivered to such Installation Site.

2.2  MON shall ensure, by its own efforts and at its own expense, that the Installation Site meets the Computer Hardware and Software Requirements and the Telecommunications Requirements. GDSC shall, thereafter, at no additional charge to MON, install and configure the Software at the Installation Site within thirty (30) days of the later of the date the Software is delivered or the date the Installation Site meets the Computer Hardware and Software Requirements and the Telecommunications Requirements. When the Software has been installed and configured at the Installation Site and has been made ready for use, the parties will promptly commence on-site acceptance testing of the Software. The on-site acceptance test will be conducted for the purpose of demonstrating the Software performs in accordance with the Documentation and any other acceptance test or other criteria and procedures mutually agreed upon by the parties in writing. The on-site acceptance test will be conducted by GDSC, with such assistance and support from MON as is reasonably requested by GDSC. Sample MON input, representative of MON production input, will be provided by MON and utilized by GDSC for the on-site acceptance test.

2.3  On the date that the Software successfully passes the on-site acceptance test ("Acceptance Date"), MON shall notify GDSC in writing of acceptance of the Software. If the Software does not successfully pass the on-site acceptance test, MON shall notify GDSC in writing specifying in reasonable detail in what respects the Software has failed to perform. GDSC shall correct any deficiencies disclosed by the on-site acceptance test and shall repeat the on-site acceptance test until the Software has successfully passed such test.

3.  Documentation and Training.

3.1  Upon delivery of the Software, GDSC agrees to deliver to MON a complete set of Documentation for the Software. For purposes of this Agreement, "Documentation" shall mean the specifications, any user, operator, training and supervisory reference manuals and guides and other documentation and operating instructions available and/or prepared by GDSC hereunder, in physical or electronic form, and sufficient to enable MON to use and operate and understand the use, operation and functionality of the Software.

3.2  GDSC agrees to provide to MON, at no additional charge, a one-time training session in the use, operation and support of the Software, sufficient for ten (10) MON personnel, who are sufficiently trained in the use and maintenance of the standard Microsoft programs that the Software utilizes, to use and operate the Software. As more fully described in Exhibit A, training in routine diagnostics and troubleshooting, as well as routine preventive maintenance techniques and standards for error reporting will be included in such training. The training session shall take place at a time and location mutually agreed upon by the parties.

4.  Source Code Escrow.

4.1  Within ninety (90) days of the Effective Date, GDSC shall deliver to an independent, commercially recognized third party escrow agent, selected and designated by GDSC and reasonably acceptable to MON ("Escrow Agent"), in physical or electronic form: a current and complete copy of the Software, including source code in machine readable form; a copy of associated control statements required for operation, development, maintenance and use of the source code (including control statements for assembly, linkage and other utilities) in machine readable form; flow charts, data file and element descriptions, program specifications, data flows and any other documentation used to describe such programming. Software program listings will be fully self-documented with all appropriate comments on source code line entries and with subroutine headings and functional information, as appropriate. A current and complete copy of all of the foregoing and any other materials required by the terms of this Section 4 to be deposited in escrow is hereinafter referred to as the "Escrow Materials."

4.2  The Escrow Materials shall be deposited by GDSC in accordance with the provisions of this Section 4 and with the escrow deposit agreement signed by both parties hereto and the Escrow Agent, and substantially in the form attached as Exhibit B or in the form as it may be modified by the Escrow Agent ("Escrow Deposit Agreement").

  4.2.1  Within fifteen (15) days of the release by GDSC of any Update or within six (6) months of the last deposit hereunder, whichever occurs earlier, GDSC shall deliver to the Escrow Agent, for deposit in accordance with the Escrow Deposit Agreement, any and all changes to the Escrow Materials which correspond to changes, if any, made to the Software or shall notify the Escrow Agent that no changes were made during the preceding period. All materials deposited shall be considered "Escrow Materials" as the term is used herein.

4.3  In the event (i) GDSC is unwilling to maintain and/or support the Software in accordance with the provisions of Section 6 of this Agreement and such failure is not fully remedied within thirty (30) days of MON's notice to GDSC and is not the result of MON's failure to pay Maintenance Fees to GDSC which are due and owing in accordance with the terms and conditions of this Agreement; (ii) Maintenance and Technical Support Services are terminated pursuant to Section 6.4 because GDSC has not, through the exercise of commercially reasonable efforts, corrected a failure, malfunction, defect or nonconformity which prevents the Software from performing substantially in accordance with the Documentation and which results in a major or primary function or component of the Software being unusable or unavailable to MON, within seventy-five (75) days from the date MON notifies GDSC of the same; (iii) GDSC files a petition for reorganization or bankruptcy under the Code (provided such petition is not dismissed within sixty (60) days of filing); or (iv) a third party(ies) files a petition for involuntary bankruptcy against GDSC under the Code (provided such petition is not dismissed within sixty (60) days of filing); then notwithstanding any other rights and remedies to which MON may be entitled, MON shall immediately have the right to obtain a copy of the Escrow Materials from the Escrow Agent upon written notice as provided in the Escrow Deposit Agreement. In the event that the release conditions referred to in subparagraphs (i), (ii), (iii) or (iv) hereof occur prior to GDSC's delivery of the Escrow Materials to the Escrow Agent as required hereunder and the parties' execution and delivery of the Escrow Deposit Agreement, it is the intent of the parties that the Escrow Materials will be eligible for release by the Escrow Agent to MON as if the Escrow Deposit Agreement had been in full force and effect at such time, following the delivery of the Escrow Materials to the Escrow Agent and the parties execution and delivery of the Escrow Deposit Agreement.

4.4  Any release of Escrow Materials to MON shall remain subject to the confidentiality obligations in this Agreement. Upon release of the Escrow Materials to MON, MON shall have a perpetual right and license to use the Escrow Materials solely for its own internal maintenance and support requirements for the Software.

4.5  GDSC shall have the right, at any time on at least thirty (30) days' written notice to MON and the Escrow Agent, to select and designate a new commercially recognized escrow agent which is reasonably acceptable to MON to replace the Escrow Agent hereunder. Upon such notice, the Escrow

Agent shall completely, safely and securely transfer the Escrow Materials to the new escrow agent (which will then become the "Escrow Agent" for all purposes hereunder) at GDSC's sole cost and expense and the Escrow Agent shall confirm such transfer in writing to MON and GDSC.

5.  Ownership.

MON acknowledges and agrees that, as between GDSC and MON, GDSC retains all right, title and interest (including all Intellectual Property Rights (as such term is defined below)) in and to the Software provided hereunder and does not convey any proprietary rights or other interest therein to MON, other than the licenses granted pursuant to the terms and conditions of this Agreement. For purposes of this Agreement, "Intellectual Property Rights" means all current and future worldwide copyrights, trade secrets, patents and other patent rights, utility models, mask work rights, moral rights, trademarks, trade names, service marks, and all other intellectual property rights, including all applications and registrations with respect thereto.

6.  Maintenance and Technical Support Services.

6.1  From the Acceptance Date and continuing thereafter in consideration of MON's payment of the applicable maintenance fee specified in Exhibit A ("Maintenance Fee"), GDSC agrees to provide MON with the maintenance and technical support services for the Software specified in this Section 6 ("Maintenance and Technical Support Services"). During the License Term and for a period of one (1) year thereafter, GDSC shall retain complete and accurate books, records and supporting documentation regarding the Maintenance and Technical Support Services provided to and the Maintenance Fees paid by MON. During the License Term and for a period of one (1) year thereafter upon reasonable advance notice to GDSC, GDSC shall provide MON or its external auditors with access to the aforementioned books, records and supporting documentation, for the purpose of conducting an audit. Any such audit will be conducted at MON's expense (except as otherwise provided below), only once annually, and during GDSC's normal business hours at the GDSC location where the relevant books, records and supporting documentation are kept in the normal course of business, and shall be conducted to minimize any disruption to GDSC's business activities. In the event that any such audit reveals that the Maintenance Fees paid by MON exceed the actual costs incurred by GDSC in providing the Maintenance and Technical Support Services by more than four percent (4%), GDSC will immediately pay the difference (i.e., GDSC's actual cost of providing Maintenance and Technical Support Services minus Maintenance Fees paid by MON) and interest thereon at a rate of one and one-half percent (1.5%) per month from the date the Maintenance Fees were paid by MON until the date of such audit, or the maximum amount allowable by law, whichever is less, together with the reasonable costs of such audit.

6.2  GDSC shall correct and repair the Software, following telephonic, electronic or other notice by MON to GDSC's maintenance and technical support staff ("GDSC Staff") of any failure, malfunction, defect or nonconformity which prevents the Software from performing substantially in accordance with the Documentation.

6.3  GDSC shall acknowledge by telephone (or in the same manner in which the request for service was received) a request for service and respond to such request for service at the same performance level and on the same basis as it then currently undertakes for its own benefit.

6.4  When requested by GDSC, MON shall provide GDSC with electronic access to the Software so that GDSC may provide support remotely. MON shall provide a remotely-accessible modem and dedicated telephone line for the aforementioned access, and GDSC shall bear the cost of its telephone calls to such modem. GDSC shall comply with any commercially reasonable security and/or other operational policies and procedures imposed by MON concerning remote access as provided to GDSC. If any failure, malfunction, defect or nonconformity cannot be satisfactorily corrected through telephone, electronic or other remote means, MON may request on-site assistance from GDSC and GDSC shall respond by having maintenance personnel, trained in the Software to be serviced, at the Installation Site where such Software is located within a time period after MON's initial request for service that is commensurate with the performance level it then currently undertakes for its own benefit. GDSC shall use commercially reasonable efforts to correct the applicable failure, malfunction, defect or nonconformity which prevents the Software from performing substantially in accordance with the Documentation, however GDSC cannot guarantee that every failure, malfunction, defect or nonconformity can be satisfactorily corrected. In the event that GDSC cannot, through the exercise of commercially reasonable efforts, correct a failure, malfunction, defect or nonconformity which prevents the Software from performing substantially in accordance with the Documentation and which results in a major or primary function or component of the Software being unusable or unavailable to MON, within seventy-five (75) days from the date MON notifies GDSC of the same, MON's exclusive remedies shall be the right to terminate the Maintenance and Technical Support Services for the Software licensed hereunder and to exercise any of its rights under the Escrow Deposit Agreement. Should MON not elect to terminate the Maintenance and Technical Support Services, GDSC shall continue using commercially reasonable efforts to correct such failure, malfunction, defect or nonconformity for an additional period to be determined by GDSC, but in no event shall such additional period exceed thirty (30) days; if GDSC's efforts are unsuccessful at the conclusion of such period, the Maintenance and Technical Support Services for the Software licensed hereunder shall terminate.

6.5  GDSC shall provide MON with all revisions, updates, improvements, modifications and enhancements to the Software which are produced by GDSC ("Update"). GDSC shall install same and provide such services as are required, if any, to enable MON to continue MON's use of the Software as permitted hereunder. If any such Update adversely affects MON's use of the Software, MON's operations or other systems or processes, in MON's sole judgment, acting reasonably and in good faith, MON may refuse to accept same. If GDSC satisfactorily resolves the problems that gave rise to MON's refusal, MON shall permit GDSC to install the Update. If MON wishes to accept a current Update that requires the installation of a prior Update that MON has refused, MON must accept and permit the installation of the prior Update before receiving the current Update. For purposes of this Agreement, an Update once incorporated into the Software or Documentation shall be considered a part thereof for all purposes hereunder.

6.6  At MON's request and expense, GDSC may, in its reasonable discretion, produce and make available to MON any and all modifications to the Software to enable same to operate in conjunction with any new releases of the operating system identified in the Computer Hardware and Software Requirements, and any other modifications to the Software requested by MON.

6.7  GDSC shall provide revised and/or updated Documentation to correspond to any changes (including Updates) made to the Software, within thirty (30) days of such changes.

6.8  MON may terminate Maintenance and Technical Support Services for the Software licensed hereunder, at any time in whole or in part, upon thirty (30) days' written notice to GDSC. In the event that MON terminates Maintenance and Technical Support Services for the Software (except for a material breach by GDSC), it shall not be entitled to a pro-rata reimbursement of any pre-paid Maintenance Fees.

6.9  Maintenance and Technical Support Services will be provided for the version of the Software which is currently being offered by GDSC. Maintenance and Support Services will be provided for each prior Update of the Software ("Supported Version") for a period of eighteen (18) months following the release of the next Supported Version of the Software.

6.10  GDSC shall not be obligated to correct any failure, malfunction, defect or nonconformity which prevents the Software from performing substantially in accordance with the Documentation that result from the following: (a) an Excusable Delay; (b) use of the Software on equipment or with any other software products other than the equipment and software identified in the Computer Hardware and Software Requirements; (c) use of the Software by MON that deviates from the operating procedures specified in the applicable Documentation; (d) modification, customization, alteration or addition or attempted modification, customization, alteration or addition of the Software undertaken by MON or its agents, assigns, contractors, employees or others under MON's control without the prior written consent of GDSC, except for any Updates installed by MON under the direction or at the request of

GDSC; (e) MON's failure to implement Updates of the Software provided to MON at no additional charge or pursuant to Section 6.6, except for those Updates which are rejected by MON pursuant to the terms and conditions set forth in Section 6.5; and (f) failure by MON to reasonably respond to any reasonable action plan provided by GDSC pursuant to a Support Call by MON.

7.  Warranties.

7.1  GDSC represents and warrants to MON that: (a) it has the power and authority to enter into this Agreement and to perform its obligations hereunder and that its obligations hereunder are not in conflict with any other GDSC obligations; (b) the Software is free of any liens that would interfere with MON's use of the Software and Documentation as permitted hereunder; (c) all services performed by GDSC hereunder will be performed in a competent and professional manner by qualified personnel with the skill, training and background necessary to accomplish their assigned tasks, and will conform to MON's requirements hereunder; (d) GDSC is the owner of and/or is authorized to license the Software and Documentation furnished to MON hereunder; (e) the Software will perform substantially in accordance with its Documentation for a period of ninety (90) days following the Acceptance Date; and (f) immediately prior to the Scheduled Delivery Date, GDSC will scan the Software with a commercially recognized anti-virus software program, and will deliver the Software to MON free of any "virus", "worm", "trojan horse", "self destruction", "disabling", "lock out", or "metering" device (as such terms are understood in the computer industry) that may be found during such scan and which could impair MON's use of the Software.

7.2  In the event of any breach of clause (e) of Section 7.1, GDSC will, at its own expense and at no additional charge to MON, use its commercially reasonable efforts to supply MON with a corrected version of the Software in accordance with the terms and conditions of Section 6 of this Agreement. In the event of a breach of clause (c) of Section 7.1, GDSC will, at its own expense and at no additional charge to MON, use its commercially reasonable efforts to correct any material nonconforming aspect of its performance as soon as possible after MON has notified GDSC of such breach, consistent with Section 6 of this Agreement. Except for the gross negligence and willful misconduct of GDSC and/or as otherwise provided in Section 6, the foregoing states MON's sole and exclusive remedies and GDSC's sole liability in the event of a breach of clauses (e) or (c) of Section 7.1.

7.3  MON represents and warrants to GDSC that it has the power and authority to enter into this Agreement, and its obligations hereunder are not in conflict with any other MON obligations.

7.4  EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 7 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND THE WARRANTIES PROVIDED IN THIS SECTION 7 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8.  Intellectual Property Indemnity.

8.1  GDSC agrees to defend and/or handle at its own expense, any claim or action against MON, its affiliates and/or their respective officers, directors, employees and agents for actual or alleged infringement of any Intellectual Property Right, based upon the Software or Documentation furnished hereunder by GDSC or based on MON's use thereof. GDSC further agrees to indemnify and hold MON harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) associated with any such claim or action. GDSC shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing.

8.2  If any Software or Documentation furnished hereunder become, or in GDSC's opinion are likely to become, the subject of any such claim or action, then, GDSC, at its sole expense may either: (a) procure for MON the right to continue using same as contemplated hereunder; (b) modify same to render same non-infringing (provided such modification does not adversely affect MON's use as contemplated hereunder); or (c) replace same with equally suitable, functionally equivalent, compatible, non-infringing products, materials and/or services.

8.3  GDSC will have no liability for any claim alleging infringement of any Intellectual Property Right that results from the (a) use of other than the then-latest Update of the Software, solely to the extent such infringement could have been avoided by use of the then-latest Update of the Software, and such then-latest Update had been made available to MON at no additional charge or pursuant to Section 6.6, but MON, after having been notified by GDSC of actual or possible infringement, chose to continue to use the prior Update, (b) modification of the Software made by any party other than GDSC or GDSC's designee, (c) unauthorized use of a combination of the Software with other materials not provided by GDSC that is inconsistent with the Documentation therefor, or (d) use of the Software outside the scope of the license granted under this Agreement without the prior written consent of an officer of GDSC.

8.4  THE FOREGOING PROVISIONS IN THIS SECTION 8 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF GDSC, AND THE EXCLUSIVE REMEDY OF MON, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE SOFTWARE OR DOCUMENTATION, AND (B) ANY BREACH OF THE WARRANTY IN SECTION 7.1(d).

9.  Confidential Information.

9.1  GDSC agrees to regard and preserve as confidential all information related to the business and activities of MON, the MON Affiliates and their respective customers, clients, suppliers and other entities with whom MON does business, that may be obtained by GDSC as a result of this Agreement (the "MON Confidential Information"). GDSC agrees to hold the MON Confidential Information in trust and confidence for MON, take such precautions (but no less than reasonable precautions) to protect the confidentiality of the MON Confidential Information and not to disclose the MON Confidential Information to any person, firm or enterprise, or use (directly or indirectly) the MON Confidential information for its own benefit or the benefit of any other party, unless authorized by MON in writing; provided, however, that it may disclose the MON Confidential Information to MON's employees, agents, contractors and advisors who need to know the MON Confidential Information to enable GDSC to perform its obligations and exercise its rights under this Agreement, who are advised of the confidential and proprietary nature of the MON Confidential Information and who are either subject to written nondisclosure obligations no less restrictive than those contained in this Agreement or who are otherwise subject to a duty of loyalty and confidentiality to GDSC.

9.2  MON agrees to regard and preserve as confidential all information related to the business and activities of GDSC and its customers, clients, suppliers and other entities with whom GDSC does business, that may be obtained by MON as a result of this Agreement (including without limitation the Software) (the "GDSC Confidential Information"). MON agrees to hold the GDSC Confidential Information in trust and confidence for GDSC, take such precautions (but no less than reasonable precautions) to protect the confidentiality of the GDSC Confidential Information and not to disclose the GDSC Confidential Information to any person, firm or enterprise, or use (directly or indirectly) any GDSC Confidential Information for its own benefit or the benefit of any other party, unless authorized by GDSC in writing; provided, however, that it may disclose the GDSC Confidential Information to MON's employees, agents, contractors and advisors who need to know the GDSC Confidential Information to enable MON to perform its obligations and exercise its rights under this Agreement, who are advised of the confidential and proprietary nature of the GDSC Confidential Information and who are either subject to written nondisclosure obligations no less restrictive than those contained in this Agreement or who are otherwise subject to a duty of loyalty and confidentiality to MON.

9.3  Information shall not be considered Confidential Information to the extent, but only to the extent, that such information is: (a) already known to the receiving party free of any restriction at the time it is obtained from the other party; (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of either party; or (d) is independently by one party without reference to any Confidential Information of the other.

9.4  If either party is directed to disclose the Confidential Information of the other party by operation of law or in connection with a judicial or governmental proceeding or inquiry, it will promptly notify the other party and will assist the other party in seeking a suitable protective order or assurance of confidential treatment and in taking any other steps deemed reasonably necessary by the other party to preserve the confidentiality of any such Confidential Information.

9.5  Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, the other will have no adequate remedy in money damages and, accordingly, shall be entitled to seek injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

10.  General.

10.1  Liability.

    10.1.1  IN NO EVENT WILL EITHER PARTY BE LIABLE, TO THE OTHER OR TO ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO DAMAGES RESULTING FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) A BREACH OF SUCH PARTY'S CONFIDENTIALITY OBLIGATIONS HEREUNDER; AND/OR (C) IN THE CASE OF GDSC, GDSC'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

    10.1.2  IN ADDITION, EACH PARTY'S LIABILITY IN THE AGGREGATE UNDER THIS AGREEMENT WILL NOT, IN ANY EVENT, EXCEED THE AMOUNTS ACTUALLY PAID TO GDSC BY MON UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE DATE THE CLAIM AROSE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO DAMAGES RESULTING FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) A BREACH OF SUCH PARTY'S CONFIDENTIALITY OBLIGATIONS HEREUNDER; AND/OR (C) IN THE CASE OF GDSC, GDSC'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

10.2  Excusable Delay. In no event shall either party be liable to the other for any delay or failure to perform due to causes beyond the reasonable control and without the fault or negligence of the party claiming excusable delay (each, an "Excusable Delay").

10.3  Termination; Effect of Termination.

    10.3.1  In the event of a material breach of this Agreement by GDSC, MON may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving GDSC thirty (30) days' written notice thereof; provided, however, that any such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

    10.3.2  In the event of a material breach of this Agreement by MON, GDSC may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving MON thirty (30) days' written notice thereof; provided, however, that any such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

    10.3.3  Upon termination: (a) all provisions of this Agreement shall terminate (subject to Section 10.11 of this Agreement); (b) MON shall remain obligated to pay GDSC any outstanding amounts due and payable to GDSC under this Agreement; (c) MON shall immediately discontinue use of the Software and Documentation (except as otherwise specified in Section 10.3.4) and GDSC Confidential Information and within ten (10) days certify in writing to GDSC that all copies of the Software, Documentation and GDSC Confidential Information have either been returned to GDSC or destroyed in accordance with GDSC's specific instructions; and (d) GDSC shall immediately discontinue use of MON Confidential Information and within ten (10) days certify in writing to MON that the MON Confidential Information, together with all copies thereof, have either been returned to MON or destroyed in accordance with MON's specific instructions.

    10.3.4  In the event of any termination of this Agreement by MON pursuant to Section 10.3.1, MON shall, effective as of the date of such termination, have the continued right and license to use the Software and Documentation until such time as MON is able to replace the same with a substantially similar product and implement such product at the User Sites (not to exceed six (6) months), without any additional charge, but otherwise subject to and in accordance with the provisions of this Agreement.

10.4  Notices. Unless otherwise specified in this Agreement, all notices shall be in writing and delivered personally, mailed, first class mail, postage prepaid, or delivered by confirmed electronic or digital means, to the addresses set forth at the beginning of this Agreement and to the attention of the undersigned. Either party may change the addresses or addressees for notice by giving notice to the other. All notices shall be deemed given on the date personally delivered, when placed in the mail as specified or when electronic or digital confirmation is received.

10.5  Advertising or Publicity. Neither party shall use the name or marks, refer to or identify the other party in advertising or publicity releases, promotional or marketing correspondence to others without first securing the written consent of such other party.

10.6  Assignment. Neither party may assign this Agreement and/or any rights and/or obligations hereunder without the prior written consent of the other party and any such attempted assignment shall be void; provided however, that MON may assign this Agreement and/or any of its rights hereunder, and/or delegate any of its obligations hereunder to a MON Affiliate or a party acquiring all or substantially all of its assets upon written notice to GDSC, provided that such permitted assignee agrees in writing to be bound by and comply with all the terms and conditions of this Agreement. GDSC may assign this Agreement and/or any of its rights hereunder, and or delegate any of its obligations hereunder to a GDSC Affiliate or a party acquiring all or substantially all of its assets upon written notice to MON, provided that such permitted assignee agrees in writing to be bound by and comply with all of the terms and conditions of this Agreement. This Agreement shall be binding upon the parties' permitted assigns and successors and references to each party shall include such assigns and successors.

10.7  Governing Law, Jurisdiction and Attorneys' Fees. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the state and federal courts located in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in any such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING

HEREUNDER. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party shall be entitled to recover from the other party upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

10.8  Amendment and Waiver; Interpretation. No modification, course of conduct, amendment, supplement to or waiver of this Agreement or any provisions hereof shall be binding upon the parties unless made in writing and duly signed by both parties. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver of same. If any of the provisions of this Agreement are held invalid, illegal or unenforceable, the remaining provisions shall be unimpaired. Headings are for reference and shall not affect the meaning of any of the provisions of this Agreement.  For the purposes of this Agreement, the term "including" means "including but not limited to" unless otherwise expressly indicated.

10.10  Entire Agreement. The exhibits attached to this Agreement are incorporated by reference and constitute a part of this Agreement as if fully set forth herein. This Agreement constitutes the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral, regarding the subject matter.

10.11  Survival. Any provisions of this Agreement which must survive the expiration or termination of this Agreement in order to give effect to their meaning will survive any such expiration or termination of this Agreement.

10.12  Dispute Escalation Process. The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement by negotiations between executives of the parties. If a controversy or claim should arise, the Chief Information Officers, or their superiors, will meet in person or phone, as they decide, at least once and will attempt to resolve the matter. Either Chief Information Officer may require the other to meet within five (5) days at a mutually agreed upon time. If the matter has not been resolved within seven (7) days of their first meeting, or a request for such meeting if no meeting occurs, the Chief Information Officers shall refer the matter to senior executives, who shall have authority to settle the dispute (the "Senior Executives"). The Senior Executive for GDSC shall be its chief executive officer or his designee and the Senior Executive of MON shall be its chief executive officer, or his/her designee. Thereupon, the Chief Information Officers shall promptly prepare and exchange memoranda stating the issues in dispute, and their positions, summarizing the negotiations which have taken place, and attaching relevant documents. The Senior Executives will meet in person or by telephone within five (5) days of the end of the seven (7) day period referred to above, at a mutually agreed upon time and, if an in-person meeting is mutually agreed upon, a mutually agreed upon location. If the meeting is in person, the first meeting shall be held at the offices of the Chief Information Officer receiving the request to meet. If more than one in-person meeting is held, the in-person meetings shall be held in rotation at the offices of GDSC and MON. If the matter has not been resolved within ten (10) days of the first meeting of the Senior Executives (which period may be extended by mutual agreement), the parties may thereafter resort to litigation. During the course of negotiations between the representatives, all reasonable requests made by one party to the other for nonprivileged information will be honored in order that each of the parties may be fully informed of the circumstances relevant to the dispute.

10.13  Nothing in this Agreement will be construed as creating a joint venture, partnership or employment relationship between GDSC and MON. GDSC and MON are independent contractors. Neither party will have the right, power or implied authority to create any obligation or duty on behalf of the other party.

10.14  MON acknowledges that the Software and MON's use of it is subject to the laws of the United States, including laws regulating exports and transactions with non-U.S. persons and is subject to the laws of foreign countries, including laws regulating the import of products. MON covenants and agrees that it will not, itself or through any parent, subsidiary, Affiliate, employee, agent or other party, export, import, transfer or use the Software in violation of U.S. laws, including the Export

Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by the Office of Foreign Assets Control of the Department of the Treasury, or other similar laws of any foreign country which pertain to the purchase, sale, license, transfer, importation or exportation of the subject goods, services and information. Upon written request, not more than once annually, MON shall provide verification of its use of the Software which shall include: (a) a statement that one copy of the Software is installed at the Installation Site; (b) the location of the Installation Site; and (c) the country(ies) in which MON and its sublicensees (if any) are actively using the Software.

10.15  This Agreement may be executed in counterparts, by manual or facsimile signature, each of which will be deemed an original and all of which together will constitute one and the same instrument.

10.16  In the event that GDSC proposes to sell, assign or transfer the Software to a third party that is not an Affiliate, and receives a bona fide offer from such third party, it shall deliver a written notice of the proposed transaction (the "Transaction Notice") to MON. The Transaction Notice shall contain a description of the proposed transaction and the terms thereof, the name of the third party proposing to purchase the Software, and a description of the consideration to be received by GDSC upon the sale of the Software. The delivery of the Transaction Notice shall constitute an irrevocable offer (the "Offer") by GDSC to sell the Software to MON on the terms identified as "material" by GDSC, acting reasonably and in good faith, that are contained in the Transaction Notice. Within ten (10) business days after delivery of the Transaction Notice, MON shall give notice to GDSC of its acceptance of the Offer (the "MON Notice"). If MON fails to deliver such notice within such ten (10) day period, it shall be deemed to have not exercised its right of first refusal under this Section 10.16.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives, as of the day, month and year first written above.

	MON Acquisition Corp.		Gentle Dental Service Corporation
By:	/s/ STEVEN R. MATZKIN	By:	/s/ MICHAEL T. FIORE

Name:	Steven R. Matzkin	Name:	Michael T. Fiore

	[Type or Print]		[Type or Print]
Title:	President	Title:	President

EXHIBIT A

Software

Compass Management System

The Compass Management System provides various management reports. The Compass Management System receives data from the QSI System servers by various processes and programs and consolidates it into central data warehouses. Reporting is created from this data and can be made available by using an intranet support system or e-mail system, or through printed reports.

Custom QSI Processes:

Comp.dr	Comp.clm	ftpspl

Batch Processes:
ar.bat

authos.bat

campautorun.bat

collect.bat

confirmautorun.bat

drillfill.bat

drprodautorun.bat

futuresautorun.bat

lostfnd.bat

mastersautorun.bat

ortscampautorun.bat

premiumcheckingautorun.bat

stats.bat
	audit.bat authosautorun.bat cards.bat collectautorun.bat drillfillautorun.bat drprodm.bat goals.bat lostfndautorun.bat planact.bat statsi.bat statsim.bat util.bat statsiautorun.bat	auditautorun.bat camp.bat cardsautorun.bat confirm.bat demo.bat drprod.bat futures.bat goalsautorun.bat masters.bat ortscamp.bat premiumchecking.bat recall.bat

Programs and Databases:

ar.mdb collect.mdb doctorproduction.mdb futures.mdb premiumchecking.mdb statsi.mdb util.mdb	audit.mdb camp.mdb confirm.mdb doctorproductionme.mdb goals.mdb lost&fnd.mdb ortscamp.mdb statsime.mdb	authorizations.mdb cards.mdb demographics.mdb drillfill.mdb masters.mdb planact.mdb stats.mdb

Reports:

ageatoff

agecratoff

ageoff

ageoffsupp

auditchgexp

auditdelpay

authreturn

campmgmtarcgrp

campmgmtexamcap

campmgmtexpcap

campnewnotx

claimsnoort

demoptagesgrp

demorevzip

doctorproductionbt

monthlyutilreport

orstatus

outofbalnoort

planactallcy

planactcapcy

rptpostingreview

schreviewgraphoff

statsittl

statsttl

unbillednoort
ageatoffnoort

agecratoffnoort

ageoffnoort

ar90daysnoort

auditchgtx

authgrp2notsent

campinctx

campmgmtarcoff

campmgmtexamffs

campmgmtexpffs

campnongroup

claimsort

demoptzip

doctorproduction

doctorproductionrk

orcand

otcd

outofbalort

planactallly

planactcaply

schreview

statsioff

statsittlw

suppressed

unbilledort
ageatoffort

agecratoffort

ageoffort

ar90daysort

auditdel

authopen

campmgmt

campmgmtdpinc

campmgmtexamffscap

campmgmtexpffscap

campnoplan

demoptages

demorevref

doctorproductionat

lostfound

orscamp

outofbal

planactall

planactcap

prodvsgoals

schreviewgraph

statsioffw

statsoff

unbilled

Intranet Delivery Processes:

OTCMain.asp Qdrillfill.asp Raudit.asp	QOTC.asp Rfill.asp	ROTC.asp Qaudit.asp

    Installation Site:  Initially, the Software shall be located at the GDSC offices, at 222 North Sepulveda Blvd., Suite 740, El Segundo, CA 90245 (the "Initial Installation Site"). After a transitional period, MON may transfer the Software to a new Installation Site, pursuant to Section 1.1.2 of the Agreement. Until such transfer from the Initial Installation Site, the date of which shall be mutually agreed upon by GDSC and MON, acting reasonably and in good faith ("Transfer Date"), MON's obligations with respect to the Installation Site shall be suspended.

    User Sites:  All existing and future MON-managed dental office locations, not to exceed one hundred (100) in the aggregate, that maintain an intranet connection with the Installation Site; provided, however, that MON may use the Software in accordance with the terms and conditions herein at an additional number of MON dental office locations for an additional license fee to be mutually agreed upon by the parties.

    Scheduled Delivery Date:  Transfer Date

Training Services:

Adequate training will be provided to allow installation site personnel to accomplish:

1.
Daily run control and maintenance of processes to capture and consolidate data.
2.
Basic trouble detection and correction of source data.
3.
Processes and procedures to accomplish the "Month-end" cycle.
4.
Maintenance processes and procedures for the databases.
5.
Backup and restore processes and procedures.
6.
Maintenance and Technical Support Services assistance procedures and trouble call documentation requirements.

Maintenance Fee:

Monthly Fee:	$3375 during the first year of the Initial License Term.

GDSC will review the monthly fee on the first anniversary of the Effective Date and thereafter on an annual basis, and will be entitled to adjust the monthly fee for the subsequent year to reflect: (i) GDSC's actual costs in providing the Maintenance and Technical Support Services; plus (ii) a $500 help desk call fee (which includes 10 calls per month) adjusted pursuant to the Consumer Price Index for All Urban Consumers, All Items (base year 1982-84 = 100) for the United States, published by the United States Department of Labor, Bureau of Labor Statistics (the "Index").

The annual adjustment of the $500 help desk call fee shall be calculated in the following manner: The Index which is published most immediately preceding the first day of the next succeeding year of the License Term (the "Adjustment Index") shall be compared with the Index which is published most immediately preceding the Effective Date (the "Beginning Index"). If the Adjustment Index has increased over the Beginning Index, the $500 help desk call fee during the next succeeding year of the License Term shall be set by multiplying the $500 help desk call fee by a fraction, the numerator of which is the Adjustment Index and the denominator of which is the Beginning Index. If the Index is hereafter converted to a different standard reference base or otherwise revised, the adjustment shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the United States Department of Labor, Bureau of Labor Statistics.

GDSC's actual costs consist of a pro-rated portion of shared costs (i.e., costs that are not directly attributable to either party but which are required to provide the Maintenance and Technical Support Services). The pro-rated portion shall be calculated in the following manner: 30% of the aggregate total of i) 50% of the IT supervisor's budgeted salary; plus ii) 100% of the IT developer's budgeted salary.
Additional call fee:	$50 per hour (minimum one hour for calls in excess of 10 calls per month); the additional call fee will be reviewed and adjusted on an annual basis in the same manner as the help desk call fee.

Ten (10) support calls per month are included in the monthly fee. Additional call fee applies for support calls in excess of ten (10) in a given month. Additional call fee also applies for calls arising from the causes identified in Section 6.10 of the Agreement. On each anniversary of the Effective Date during the Term, GDSC shall calculate the number of support calls it received from MON during the previous twelve (12) months (the "Annual Support Call Usage"). If the Annual Support Call usage exceeds one hundred twenty (120) calls, GDSC shall charge MON an aggregate equal to the additional call fee for each support call in excess of one hundred twenty (120) calls, less any additional call fees paid by MON during the previous twelve (12) months. If the Annual Support Call Usage is less than one hundred twenty (120) calls, GDSC shall issue a credit to MON in an aggregate amount equal to the additional call fee for each support call between the Annual Support Call Usage and one hundred twenty (120) calls, plus any additional call fees paid by MON during the previous twelve (12) months.

    Computer Hardware and Software Requirements:  The Installation Site shall have the following computer hardware and software:

Compass Server:	Compaq Proliant 1850R or equivalent
Processor:	Dual Pentium II, 500 Mhz (Family 6, Mode 7, Stepping 2)
Memory:	512 Mb of RAM
Storage:	1-4.3 Gb Hard Drive
3-18.2 Gb Hard Drives
Software:	Windows NT Version 4.0
Microsoft Office 97 Professional
Monarch
Backup Exec Enterprise Edition
Intranet Web Server:	Compaq Proliant 1850R or equivalent
Processor:	Dual Pentium III, 550 Mhz (Family 6, Mode 7, Stepping 3)
Memory:	256 Mb of RAM
Storage: 2-9.1 Gb Hard Drives
2-18.2 Gb Hard Drives
Software:	Windows NT Version 4.0
Windows NT Version 4.0 Option Pack
The User Sites shall have the following computer hardware and software:
Processor:	Sufficient to process the required software.
Memory:	Sufficient to process the required software.
Storage:	Sufficient to process the required software.
Software:	Microsoft Internet Explorer Version 5.0 or higher.
Monarch Report Explorer.
Microsoft Snap file viewer add-in.

    Telecommunication Requirements:  The Installation Site shall have the following telecommunication capabilities:

A TCP/IP protocol local area network with the Compass Server and the Intranet Server as nodes.

A TCP/IP protocol wide area network with each QSI Server, designated User Site and the Installation Site LAN as nodes.

EXHIBIT B
Form of Escrow Deposit Agreement

[attached]

PREFERRED ESCROW AGREEMENT

Account Number ______________________

This agreement ("Agreement") is effective            , 20      among DSI Technology Escrow Services, Inc. ("DSI"),             ("Depositor") and             ("Preferred Beneficiary"), who collectively may be referred to in this Agreement as the parties ("Parties").

    A.  Depositor and Preferred Beneficiary have entered or will enter into a license agreement, development agreement, and/or other agreement regarding certain proprietary technology of Depositor (referred to in this Agreement as "the License Agreement").

    B.  Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

    C.  The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

    D.  Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.

    E.  The parties desire this Agreement to be supplementary to the License Agreement pursuant to 11 United States [Bankruptcy] Code, Section 365(n).

ARTICLE 1—DEPOSITS

1.1  Obligation to Make Deposit. Upon the signing of this Agreement by the parties, Depositor shall deliver to DSI the proprietary technology and other materials ("Deposit Materials") required to be deposited by the License Agreement or, if the License Agreement does not identify the materials to be deposited with DSI, then such materials will be identified on Exhibit A. If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary. DSI shall have no obligation with respect to the preparation, signing or delivery of Exhibit A.

1.2  Identification of Tangible Media. Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other tangible media upon which the Deposit Materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity. Exhibit B shall be signed by Depositor and delivered to DSI with the Deposit Materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the account as required in Section 2.2 below.

1.3  Deposit Inspection. When DSI receives the Deposit Materials and Exhibit B, DSI will conduct a deposit inspection by visually matching the labeling of the tangible media containing the Deposit Materials to the item descriptions and quantity listed on Exhibit B. In addition to the deposit inspection, Preferred Beneficiary may elect to cause a verification of the Deposit Materials in accordance with Section 1.6 below.

1.4  Acceptance of Deposit. At completion of the deposit inspection, if DSI determines that the labeling of the tangible media matches the item descriptions and quantity on Exhibit B, DSI will date and sign Exhibit B and mail a copy thereof to Depositor and Preferred Beneficiary. If DSI determines that the labeling does not match the item descriptions or quantity on Exhibit B, DSI will (a) note the discrepancies in writing on Exhibit B; (b) date and sign Exhibit B with the exceptions noted; and (c) mail a copy of Exhibit B to Depositor and Preferred Beneficiary. DSI's acceptance of the deposit occurs upon the signing of Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary's notice that the Deposit Materials have been received and accepted by DSI.

1.5  Depositor's Representations. Depositor represents as follows:

  a.
  Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

  b.
  With respect to all of the Deposit Materials, Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement;

  c.
  The Deposit Materials are not subject to any lien or other encumbrance;

  d.
  The Deposit Materials consist of the proprietary technology and other materials identified either in the License Agreement or Exhibit A, as the case may be;

and

  e.
  The Deposit Materials are readable and useable in their current form or, if any portion of the Deposit Materials is encrypted, the decryption tools and decryption keys have also been deposited.

1.6  Verification. Preferred Beneficiary shall have the right, at Preferred Beneficiary's expense, to cause a verification of any Deposit Materials. Preferred Beneficiary shall notify Depositor and DSI of Preferred Beneficiary's request for verification. Depositor shall have the right to be present at the verification. A verification determines, in different levels of detail, the accuracy, completeness, sufficiency and quality of the Deposit Materials. If a verification is elected after the Deposit Materials have been delivered to DSI, then only DSI, or at DSI's election an independent person or company selected and supervised by DSI, may perform the verification.

1.7  Deposit Updates. Unless otherwise provided by the License Agreement, Depositor shall update the Deposit Materials within 60 days of each release of a new version of the product which is subject to the License Agreement. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and Depositor shall sign the new Exhibit B. Each Exhibit B will be held and maintained separately within the escrow account. An independent record will be created which will document the activity for each Exhibit B. The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.6 above. All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

1.8  Removal of Deposit Materials. The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

ARTICLE 2—CONFIDENTIALITY AND RECORD KEEPING

2.1  Confidentiality. DSI shall maintain the Deposit Materials in a secure, environmentally safe, locked facility which is accessible only to authorized representatives of DSI. DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials. Except as provided in this Agreement, DSI shall not disclose, transfer, make available, or use the Deposit Materials. DSI shall not disclose the content of this Agreement to any third party. If DSI receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the parties to this Agreement unless prohibited by law. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any order from a court or other judicial tribunal. (See Section 7.5 below for notices of requested orders.)

2.2  Status Reports. DSI will issue to Depositor and Preferred Beneficiary a report profiling the account history at least semi-annually. DSI may provide copies of the account history pertaining to this Agreement upon the request of any party to this Agreement.

2.3  Audit Rights. During the term of this Agreement, Depositor and Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement. Any inspection shall be held during normal business hours and following reasonable prior notice.

ARTICLE 3—GRANT OF RIGHTS TO DSI

3.1  Title to Media. Depositor hereby transfers to DSI the title to the media upon which the proprietary technology and materials are written or stored. However, this transfer does not include the ownership of the proprietary technology and materials contained on the media such as any copyright, trade secret, patent or other intellectual property rights.

3.2  Right to Make Copies. DSI shall have the right to make copies of the Deposit Materials as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI. With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials including but not limited to the hardware and/or software needed.

3.3  Right to Transfer Upon Release. Depositor hereby grants to DSI the right to transfer the Deposit Materials to Preferred Beneficiary upon any release of the Deposit Materials for use by Preferred Beneficiary in accordance with Section 4.5. Except upon such a release or as otherwise provided in this Agreement, DSI shall not transfer the Deposit Materials.

ARTICLE 4—RELEASE OF DEPOSIT

4.1  Release Conditions. As used in this Agreement, "Release Condition" shall mean the following:

  a.
  Depositor is unwilling to maintain and/or support the Deposit Materials in accordance with the provisions of Section 6 of the License Agreement and such failure is not fully remedied within thirty (30) days of Preferred Beneficiary's notice to Depositor and is not the result of Preferred Beneficiary's failure to pay Maintenance Fees (as such term is defined in the License Agreement) to Depositor which are due and owing in accordance with the terms and conditions of the License Agreement; or

  b.
  Maintenance and Technical Support Services (as defined in the License Agreement) are terminated because Depositor has not, through the exercise of commercially reasonable efforts, corrected a failure, malfunction, defect or nonconformity which prevents the Deposit Materials from performing substantially in accordance with the Documentation (as defined in the License Agreement) which results in a major or primary function or component of the Deposit Materials being unusable or unavailable to Preferred Beneficiary within seventy-five (75) days from the date Preferred Beneficiary notifies Depositor of the same;

  c.
  Depositor files a petition for reorganization or bankruptcy under the United States Bankruptcy Code (provided such petition is not dismissed within sixty (60) days of filing); or

  d.
  a third party(ies) files a petition for involuntary bankruptcy against Depositor under the United States Bankruptcy Code (provided such petition is not dismissed within sixty (60) days of filing).

4.2  Filing For Release. If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the Deposit Materials. Upon receipt of such notice, DSI shall provide a copy of the notice to Depositor by commercial express mail.

4.3  Contrary Instructions. From the date DSI mails the notice requesting release of the Deposit Materials, Depositor shall have ten business days to deliver to DSI contrary instructions ("Contrary Instructions"). Contrary Instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured. Upon receipt of Contrary Instructions, DSI shall send a copy to Preferred Beneficiary by commercial express mail. Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to Section 7.3 of this Agreement. Subject to Section 5.2 of this Agreement, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) dispute resolution pursuant to Section 7.3; or (c) order of a court.

4.4  Release of Deposit. If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the Deposit Materials to the Preferred Beneficiary or, if more than one beneficiary is registered to the deposit, to release a copy of the Deposit Materials to the Preferred Beneficiary. However, DSI is entitled to receive any fees due DSI before making the release. Any copying expense in excess of $300 will be chargeable to Preferred Beneficiary. This Agreement will terminate upon the release of the Deposit Materials held by DSI.

4.5  Right to Use Following Release. Unless otherwise provided in the License Agreement, upon release of the Deposit Materials in accordance with this Article 4, Preferred Beneficiary shall have the right to use the Deposit Materials for the sole purpose of continuing the benefits afforded to Preferred Beneficiary by the License Agreement. Preferred Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials.

ARTICLE 5—TERM AND TERMINATION

5.1  Term of Agreement. The initial term of this Agreement is for a period of one year. Thereafter, this Agreement shall automatically renew from year-to-year unless (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; or (b) DSI instructs Depositor and Preferred Beneficiary in writing that the Agreement is terminated for nonpayment in accordance with Section 5.2 or by resignation in accordance with Section 5.3. If the Deposit Materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

5.2  Termination for Nonpayment. In the event of the nonpayment of fees owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement. Any party to this Agreement shall have the right to make the payment to DSI to cure the default. If the past due payment is not received in full by DSI within one month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

5.3  Termination by Resignation. DSI reserves the right to terminate this Agreement, for any reason, by providing Depositor and Preferred Beneficiary with 60-days' written notice of its intent to terminate this Agreement. Within the 60-day period, the Depositor and Preferred Beneficiary may provide DSI with joint written instructions authorizing DSI to forward the Deposit Materials to another escrow company and/or agent or other designated recipient. If DSI does not receive said joint written instructions within 60 days of the date of DSI's written termination notice, then DSI shall destroy, return or otherwise deliver the Deposit Materials in accordance with Section 5.4.

5.4  Disposition of Deposit Materials Upon Termination. Subject to the foregoing termination provisions, and upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with Depositor's instructions. If there are no instructions, DSI may, at its sole discretion, destroy the Deposit Materials or return them to Depositor. DSI shall have no obligation to destroy or return the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI or have been released to the Preferred Beneficiary in accordance with Section 4.4.

5.5  Survival of Terms Following Termination. Upon termination of this Agreement, the following provisions of this Agreement shall survive:

  a.
  Depositor's Representations (Section 1.5);

  b.
  The obligations of confidentiality with respect to the Deposit Materials;

  c.
  The rights granted in the sections entitled Right to Transfer Upon Release (Section 3.3) and Right to Use Following Release (Section 4.5), if a release of the Deposit Materials has occurred prior to termination;

  d.
  The obligation to pay DSI any fees and expenses due;

  e.
  The provisions of Article 7; and

  f.
  Any provisions in this Agreement which specifically state they survive the termination of this Agreement.

ARTICLE 6—DSI'S FEES

6.1  Fee Schedule. DSI is entitled to be paid its standard fees and expenses applicable to the services provided. DSI shall notify the party responsible for payment of DSI's fees at least 60 days prior to any increase in fees. For any service not listed on DSI's standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.

6.2  Payment Terms. DSI shall not be required to perform any service unless the payment for such service and any outstanding balances owed to DSI are paid in full. Fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2.

ARTICLE 7—LIABILITY AND DISPUTES

7.1  Right to Rely on Instructions. DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine. DSI may assume that any employee of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. DSI will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

7.2  Indemnification. Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney's fees and other liabilities ("Liabilities") incurred by DSI relating in any way to this escrow arrangement unless such Liabilities were caused solely by the negligence or willful misconduct of DSI.

7.3  Dispute Resolution. Any dispute relating to or arising from this Agreement shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association. Three arbitrators shall be selected. The Depositor and Preferred Beneficiary shall each select one arbitrator and the two chosen arbitrators shall select the third arbitrator, or failing agreement on the selection of the third arbitrator, the American Arbitration Association shall select the third arbitrator. However, if DSI is a party to the arbitration, DSI shall select the third arbitrator. Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in San Diego, California, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s). Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

7.4  Controlling Law. This Agreement is to be governed and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

7.5  Notice of Requested Order. If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

  a.
  Give DSI at least two business days' prior notice of the hearing;

  b.
  Include in any such order that, as a precondition to DSI's obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

  c.
  Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other duties.

ARTICLE 8—GENERAL PROVISIONS

8.1  Entire Agreement. This Agreement, which includes Exhibits described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. DSI is not a party to the License Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such License Agreement. DSI's only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement. No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary and Exhibit C need not be signed.

8.2  Notices. All notices, invoices, payments, deposits and other documents and communications shall be given to the parties at the addresses specified in the attached Exhibit C. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address. The parties shall have the right to rely on the last known address of the other parties. Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

8.3  Severability. In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

8.4  Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

8.5  Regulations. Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.

	Depositor		Preferred Beneficiary
By:		By:
Name:		Name:
Title:		Title:
Date:		Date:
DSI Technology Escrow Services, Inc.
By:
Name:
Title:
Date:

EXHIBIT A

MATERIALS TO BE DEPOSITED

Account Number ______________________

Depositor represents to Preferred Beneficiary that Deposit Materials delivered to DSI shall consist of the following:

	Depositor		Preferred Beneficiary
By:		By:
Name:		Name:
Title:		Title:
Date:		Date:

EXHIBIT B

DESCRIPTION OF DEPOSIT MATERIALS

Depositor Company Name

Account Number

Product Name Version

(Product Name will appear as the Exhibit B Name on Account History report)

DEPOSIT MATERIAL DESCRIPTION:

Quantity	Media Type & Size	Label Description of Each Separate Item
Disk 3.5" or ____

DAT tape ____ mm

CD-ROM

Data cartridge tape ____

TK 70 or ____ tape

Magnetic tape ____

Documentation

Other _________________

PRODUCT DESCRIPTION:

    Environment

DEPOSIT MATERIAL INFORMATION:

Is the media or are any of the files encrypted? Yes / No If yes, please include any passwords and the decryption tools.

Encryption tool name __________________________ Version ___________________

Hardware required _______________________________________________________

Software required ________________________________________________________

Other required information _______________________________________________________

I certify for Depositor that the above described Deposit Materials have been transmitted to DSI:	DSI has inspected and accepted the above materials (any exceptions are noted above):
Signature	Signature

Print Name	Print Name

Date	Date Accepted

Exhibit B#

Send materials to: DSI, 9265 Sky Park Ct., Suite 202, San Diego, CA 92123      (858) 499-1600

EXHIBIT C

DESIGNATED CONTACT

Account Number ______________________

Notices, deposit material returns and communications to Depositor should be addressed to:	Invoices to Depositor should be addressed to:
Company Name:

Address:

Designated Contact:	Contact:

Telephone:

Facsimile:	P.O.#, if required:

E-mail:	E-mail:

Verification Contact:

Notices and communications to Preferred Beneficiary should be addressed to:	Invoices to Preferred Beneficiary should be addressed to:
Company Name:

Address:

Designated Contact:	Contact:

Telephone:

Facsimile:	P.O.#, if required:

E-mail:	E-mail:

Requests from Depositor or Preferred Beneficiary to change the designated contact should be given in writing by the designated contact or an authorized employee of Depositor or Preferred Beneficiary.

Contracts, Deposit Materials and notices to DSI should be addressed to:	Invoice inquiries and fee remittances to DSI should be addressed to:

DSI Technology Escrow Services, Inc. Contract Administration 9265 Sky Park Court, Suite 202 San Diego, CA 92123 Telephone: (858) 499-1600 Facsimile: (858) 694-1919 E-mail: ca@dsiescrow.com	DSI Technology Escrow Services, Inc. PO Box 45156 San Francisco, CA 94145-0156 (858) 499-1636 (858) 499-1637
Date:______________________

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SOFTWARE LICENSE AND MAINTENANCE AGREEMENT
  EXHIBIT B
  EXHIBIT C